Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS RECORD NET INCOME OF $381 MILLION

– Earnings per share jump 31 percent on strong revenue growth –

PITTSBURGH, July 19, 2006 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $381 million, or $1.28 per diluted share, for the second quarter of 2006, compared with net income of $282 million, or 98 cents per diluted share, in the second quarter of 2005 and net income of $354 million, or $1.19 per diluted share, in the prior quarter. For the first six months of 2006, the company earned net income of $735 million, or $2.47 per diluted share, compared with net income of $636 million, or $2.22 per diluted share, for the first six months of 2005, an increase of 16 percent and 11 percent respectively.

“PNC delivered a great quarter,” said Chairman and Chief Executive Officer James E. Rohr. “Year-over-year revenue growth significantly outpaced expense growth as we delivered on our goal of positive operating leverage. Our business mix, disciplined expense control and risk management principles position us well for what we believe will continue to be a challenging interest rate environment.”

HIGHLIGHTS

•	Net income for the second quarter increased 35 percent compared with last year, driven by a 32 percent increase in noninterest income. Net income increased 8 percent compared with the first quarter of 2006.

•	Solid growth in revenue and well-managed expenses propelled strong improvement in operating leverage compared with the second quarter of 2005 and the linked quarter.

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PNC Reports Record Net Income of $381 Million – Page 2

•	Average loans for the second quarter of 2006 increased $2.8 billion, or 6 percent, compared with the second quarter 2005, primarily as a result of increased residential mortgage, commercial and commercial real estate loans, in part due to the expansion into the greater Washington, D.C. area. In addition, the prior year second quarter average loans include $2.0 billion related to the Market Street Funding commercial paper conduit that was deconsolidated in October 2005. Average loans increased 2 percent compared with the linked quarter, largely as a result of increased commercial, residential mortgage and commercial real estate loans.

•	Average deposits for the second quarter increased $6.0 billion, or 11 percent, compared with the same quarter in the prior year, primarily the result of an increase in Eurodollar deposits, retail certificates of deposit, money market deposits, and demand and other noninterest-bearing deposits, in part due to the expansion into the greater Washington, D.C. area. Average deposits increased 3 percent compared with the linked quarter, largely due to increases in Eurodollar deposits, money market deposits and retail certificates of deposit.

•	Asset quality remained very strong, with the ratio of nonperforming assets to loans, loans held for sale and foreclosed assets at .44 percent. The ratio of net charge-offs to average loans was .24 percent for the quarter.

•	In the second quarter, the company increased the dividend 10 percent, to 55 cents per share, and repurchased approximately 1.8 million shares.

Return on average common shareholders’ equity was 17.49 percent for the quarter, compared with 14.34 percent in the year-earlier quarter and 16.67 percent in the first quarter of 2006. Return on average common shareholders’ equity for the six months ended June 30, 2006 was 17.08 percent, compared with 16.68 percent for the six months ended June 30, 2005.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated net income and a reconciliation of taxable-equivalent net interest income to net interest income as reported under generally accepted accounting principles (GAAP).

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $185 million for the quarter, compared with $162 million for the year-ago quarter and $190 million for the first quarter of 2006. Compared with the prior year second quarter, revenue increased 10 percent, while noninterest expense increased only 4 percent, driving a 14 percent increase in earnings. Earnings growth compared with the second quarter of 2005 was driven by higher taxable-equivalent net interest income fueled by continued customer and balance sheet growth along with improved fee income and a sustained focus on expense management. The earnings decrease compared with the first quarter of 2006 was the result of a higher provision for credit losses and noninterest expenses due to investments in the franchise. Asset quality remained very strong.

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PNC Reports Record Net Income of $381 Million – Page 3

Retail Banking highlights:

•	Operating leverage was positive from the prior year quarter and declined slightly compared with the linked quarter. The efficiency ratio was 58 percent for the current quarter, compared with 61 percent in the prior year second quarter and 58 percent in the first quarter 2006.

•	Customer growth continued. Checking relationships grew by a net 74,000 compared with a year ago due to strong new customer acquisition and retention. Checking relationships grew by a net 6,000 since March 31, 2006, as PNC focused on consolidating low-activity, low-balance accounts and sought higher quality deposits.

•	Noninterest income for the second quarter of 2006 increased $45 million, or 14 percent, compared with the prior year quarter and $13 million, or 4 percent, compared with the first quarter of 2006. The growth in fee income from the prior year second quarter was driven by customer growth, expansion of the branch network, including into the greater Washington, D.C. area, consolidation of the merchant services business, various pricing actions resulting from the One PNC initiative and increased distribution of investment products.

•	Noninterest expense for the second quarter of 2006 increased $19 million, or 4 percent, compared with the prior year second quarter and compared with the first quarter of 2006. The growth in expenses from both prior periods was the result of the continued expansion of the segment’s branch network in new and existing markets, the private client group, the third party loan servicing business, and an increase in volume-related expenses tied to the growing revenue base.

•	Average loan balances increased $1.5 billion, or 7 percent, compared with the year-earlier period and increased $241 million compared with the prior quarter. Small business lending continues to be an area of growth; balances grew 14 percent over the prior year quarter and 5 percent over the linked quarter.

•	Average deposit balances increased $3.8 billion, or 9 percent, compared with the prior year second quarter and $480 million from the prior quarter. In the current rising rate environment, certificates of deposits and money market deposits have been the major growth products over the periods of comparison. Noninterest-bearing demand deposits also grew 5 percent year over year and increased slightly compared with the linked quarter.

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PNC Reports Record Net Income of $381 Million – Page 4

Corporate & Institutional Banking

Corporate & Institutional Banking earned $116 million in the second quarter, compared with $144 million in the second quarter of the prior year and $105 million in the first quarter of 2006. The decrease when compared with the second quarter of 2005 was largely the result of an increase in the provision for credit losses, primarily due to a $53 million loan recovery that benefited the prior year quarter. Revenue increased $61 million over the comparable quarter of 2005, driven by a $71 million increase in noninterest income, while noninterest expense increased $37 million. Harris Williams, which was acquired in the fourth quarter of 2005, had another strong performance and was a significant contributor to both revenue and noninterest expense growth when compared with the prior year period.

The earnings increase compared with the first quarter of 2006 was attributable to positive operating leverage due to higher revenues from Harris Williams, treasury management and other noninterest income that more than offset an increase in noninterest expense.

Corporate & Institutional Banking highlights:

•	Noninterest income increased 51 percent compared with the second quarter of 2005 and 27 percent compared with the linked quarter as a result of higher fee revenue.

•	Average loan balances increased $190 million from the same quarter in the prior year. The prior year included $2.0 billion in loans from the Market Street Funding commercial paper conduit that was deconsolidated in October of 2005. Excluding the impact of deconsolidating the conduit, average loan balances increased approximately $2.2 billion, or 13 percent. The growth in loans was driven primarily by demand in corporate and commercial real estate loans.

•	Average deposit balances for the quarter increased $289 million, or 3 percent, compared with the second quarter of 2005. The increase was driven by growth in our commercial mortgage servicing portfolio and related deposits and treasury management products. On a linked quarter basis, average deposits declined primarily as a result of clients becoming more active cash managers.

•	The commercial mortgage servicing portfolio was $151 billion at June 30, 2006, an increase of 27 percent from June 30, 2005.

•	Asset quality continues to be very strong.

BlackRock

BlackRock earned $63 million in the second quarter, an increase of $10 million, or 19 percent, compared with the second quarter of 2005 and a decrease of $8 million, or 11 percent, compared with the first quarter of 2006. The increase compared with the prior year second quarter was largely the result of growth in investment advisory and administrative fees. The decrease compared with the linked quarter was related to higher integration costs in anticipation of the pending Merrill Lynch Investment Managers transaction.

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PNC Reports Record Net Income of $381 Million – Page 5

Assets under management at BlackRock were $464 billion at June 30, 2006, compared with $414 billion at June 30, 2005, and $463 billion at March 31, 2006.

PNC owns approximately 69 percent of BlackRock, and BlackRock is consolidated into PNC’s financial statements. Accordingly, approximately 31 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s Consolidated Income Statement and are reflected on a separate line in the Business Earnings Summary table in the Consolidated Financial Highlights.

PFPC

PFPC earned $26 million for the quarter, compared with $24 million in the year-earlier period and $27 million in the linked quarter. The earnings increase from the second quarter of 2005 was a result of continued emphasis on cost reductions and process efficiencies as competitive factors impacted revenue growth. Second quarter 2006 earnings decreased compared with the first quarter of 2006 due to the impact of fee concessions made earlier in the year and a client deconversion, which were only partially offset by increases in existing client business and expense reductions.

PFPC provided accounting/administration services for $743 billion of net fund assets and provided custody services for $389 billion of fund assets as of June 30, 2006, compared with $766 billion and $462 billion respectively on June 30, 2005 and $750 billion and $383 billion respectively at March 31, 2006. Total fund assets serviced by PFPC were $1.9 trillion at June 30, 2006, which was consistent with the level at both June 30, 2005 and March 31, 2006.

Other

The “Other” category includes asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead, and intercompany eliminations. PNC recorded earnings of $10 million in Other for the quarter largely as a result of equity management gains. Other for the prior year quarter included net securities losses related to a repositioning of the securities portfolio and integration costs associated with the Riggs acquisition.

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PNC Reports Record Net Income of $381 Million – Page 6

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $562 million for the quarter, an increase of 4 percent compared with $541 million in the year-earlier period and essentially unchanged compared with $563 million in the first quarter of 2006. The net interest margin in the second quarter of 2006 was 2.90 percent, compared with 3.00 percent in the year-earlier period and 2.95 percent in the first quarter of 2006. The increase in net interest income over the same quarter in the prior year was largely the result of higher income associated with increased interest-earning assets, partially offset by the higher cost of deposits and borrowings. Net interest income remained essentially unchanged and net interest margin declined slightly compared with the linked quarter as a result of higher short-term rates and the flat yield curve.

Noninterest income totaled $1.230 billion for the second quarter of 2006, a 32 percent increase compared with $929 million for the same quarter in the prior year, and a 4 percent increase compared with $1.185 billion in the first quarter of 2006. The increase compared with the second quarter of 2005 was due to increases in asset management, equity management, corporate services, trading and consumer services. The increase compared with the first quarter 2006 was primarily the result of higher equity management gains and corporate services revenue, partly offset by a decrease in asset management revenue related to higher BlackRock performance fees in the first quarter of 2006 and lower fund servicing revenues.

CONSOLIDATED EXPENSE REVIEW

Disciplined expense control held noninterest expense to $1.149 billion for the second quarter of 2006, a 10 percent increase compared with $1.040 billion in the second quarter of 2005. Noninterest expense decreased 2 percent compared with $1.171 billion in the first quarter of 2006. The increase compared with the same quarter of the prior year was driven primarily by performance fee-related compensation expense commensurate with growth at BlackRock and the impact of acquisitions, partially offset by the effects of the One PNC initiative. The decrease from the linked quarter was driven by a decline in performance fee-related expenses at BlackRock.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $94.9 billion at June 30, 2006, a 5 percent increase compared with $90.8 billion at June 30, 2005, and a 2 percent increase compared with March 31, 2006. The increase compared with June 30, 2005 reflected increases in loan balances and securities.

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PNC Reports Record Net Income of $381 Million – Page 7

Average loans of $49.9 billion for the quarter increased $2.8 billion, or 6 percent, over the year-earlier period and $790 million, or 2 percent, over the linked period. The increase over the second quarter of 2005 was driven by continued improvements in loan demand and targeted sales efforts across PNC’s banking business, partially offset by the impact of deconsolidating the assets of Market Street Funding in October 2005. The increase over the linked quarter was primarily the result of an increase in commercial loans.

Average securities for the second quarter of 2006 were $21.4 billion, an increase of $2.5 billion, or 13 percent, compared with the second quarter of 2005, and average securities increased $510 million compared with the linked quarter. The company continues to invest through the interest rate cycle.

Average deposits of $62.6 billion increased $6.0 billion, or 11 percent, compared with the same quarter in the prior year, and increased $1.7 billion, or 3 percent, compared with the linked quarter. Average deposits increased largely as a result of the increases in Eurodollar deposits, certificates of deposit, and money market deposits, in part due to the expansion into the greater Washington, D.C. area, partly offset by decreased savings deposits. Demand and other noninterest-bearing deposits increased $939 million, or 7 percent year over year.

PNC’s Tier 1 risk-based capital ratio was an estimated 8.8 percent at June 30, 2006, compared with 8.3 percent at June 30, 2005 and 8.8 percent at March 31, 2006.

The company repurchased 1.8 million common shares during the second quarter under its current common stock repurchase program. The board has authorized a repurchase of up to 20 million shares of common stock, of which approximately 17.8 million remained at the end of the second quarter. Management expects to continue to be active in share repurchases under current market conditions.

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $44 million, compared with a net credit of $27 million in the second quarter of the prior year and a provision of $22 million in the first quarter of 2006. The increase in the provision compared with the second quarter of 2005 was primarily attributable to a $53 million loan recovery in the second quarter of the prior year. The increase compared with the linked quarter was largely a result of increased loans.

Net charge-offs were $30 million, or .24 percent of average loans, for the quarter, compared with net recoveries of $38 million in the second quarter of 2005 and net charge-offs of $18 million in the linked quarter. The $53 million loan recovery referred to above was reflected in the net recoveries for the second quarter of 2005.

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PNC Reports Record Net Income of $381 Million – Page 8

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 11 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 or (706) 643-0187 (international). A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international); enter conference ID 2291954. A slide presentation to accompany the conference call remarks may be found at www.pnc.com under “About PNC – Investor Relations – Investor Events.”

In addition, Internet access to the call (listen only) and to PNC’s second quarter earnings release and supplemental financial information will be available at www.pnc.com under “About PNC – Investor Relations – Investor Events.” A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc., (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Reports Record Net Income of $381 Million – Page 9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding these factors in our Form 10-K for the year ended December 31, 2005, and our current year Form 10-Q, including in the Risk Factors and Risk Management sections. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com, under “About PNC – Investor Relations.”

•	Our business and operating results are affected by business and economic conditions generally or specifically in the principal markets in which we do business. We are affected by changes in our customers’ financial performance, as well as changes in customer preferences and behavior, including as a result of changing economic conditions.

•	The value of our assets and liabilities as well as our overall financial performance is affected by changes in interest rates or in valuations in the debt and equity markets. Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates, can affect our activities and financial results.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•	Our ability to implement our One PNC initiative, as well as other business initiatives and strategies we may pursue, could affect our financial performance over the next several years.

•	Our ability to grow successfully through acquisitions is impacted by a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. These uncertainties are present in transactions such as the pending acquisition by BlackRock of Merrill Lynch’s investment management business.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•	Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can also impact our business and operating results.

•	Our business and operating results can be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and financial and capital markets generally or on us or on our customers, suppliers or other counterparties specifically.

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary BlackRock, Inc. are discussed in more detail in BlackRock’s 2005 Form 10-K, including in the Risk Factors section, and in BlackRock’s other filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 10

	Quarter ended			Six months ended
Dollars in millions, except per share data Unaudited	June 30 2006	March 31 2006	June 30 2005	June 30 2006	June 30 2005
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (a)	$562	$563	$541	$1,125	$1,053
Noninterest income	1,230	1,185	929	2,415	1,903

Total revenue	$1,792	$1,748	$1,470	$3,540	$2,956

Net income	$381	$354	$282	$735	$636

Diluted earnings per common share	$1.28	$1.19	$.98	$2.47	$2.22
Cash dividends declared per common share	$.55	$.50	$.50	$1.05	$1.00

SELECTED RATIOS

Net interest margin	2.90%	2.95%	3.00%	2.93%	3.01%
Noninterest income to total revenue (b)	69	68	63	68	65
Efficiency (c)	64	67	71	66	69
Return on
Average common shareholders’ equity	17.49%	16.67%	14.34%	17.08%	16.68%
Average assets	1.64	1.56	1.29	1.60	1.50

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we also provide revenue on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	Quarter ended			Six months ended
	June 30 2006	March 31 2006	June 30 2005	June 30 2006	June 30 2005
Net interest income, GAAP basis	$556	$556	$534	$1,112	$1,040
Taxable-equivalent adjustment	6	7	7	13	13

Net interest income, taxable-equivalent basis	$562	$563	$541	$1,125	$1,053

(b)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 11

	Quarter ended			Six months ended
In millions Unaudited	June 30 2006	March 31 2006	June 30 2005	June 30 2006	June 30 2005
BUSINESS EARNINGS SUMMARY (a)
Retail Banking	$185	$190	$162	$375	$311
Corporate & Institutional Banking	116	105	144	221	254
BlackRock	63	71	53	134	100
PFPC	26	27	24	53	47

Total business segment earnings	390	393	383	783	712
Minority interest in income of BlackRock	(19)	(22)	(16)	(41)	(30)
Other	10	(17)	(85)	(7)	(46)

Total consolidated net income	$381	$354	$282	$735	$636

Dollars in millions, except per share data Unaudited	June 30 2006	March 31 2006	June 30 2005
BALANCE SHEET DATA
Assets	$94,914	$93,257	$90,794
Loans, net of unearned income	50,548	49,521	49,317
Allowance for loan and lease losses	611	597	628
Securities	21,724	21,529	20,437
Loans held for sale	2,165	2,266	2,275
Deposits	63,493	60,899	58,673
Borrowed funds	15,651	16,440	18,206
Shareholders’ equity	8,827	8,781	8,243
Common shareholders’ equity	8,820	8,774	8,235
Book value per common share	29.92	29.70	28.35
Common shares outstanding (millions)	295	295	290
Loans to deposits	80%	81%	84%

ASSETS UNDER MANAGEMENT (billions)	$506	$504	$456

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$743	$750	$766
Custody assets	389	383	462

CAPITAL RATIOS
Tier 1 risk-based (b)	8.8%	8.8%	8.3%
Total risk-based (b)	12.4	12.5	11.9
Leverage (b)	7.7	7.6	7.2
Tangible common equity (c)	5.2	5.2	5.0
Common shareholders’ equity to assets	9.3	9.4	9.1

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.44%	.40%	.32%
Nonperforming loans to loans	.41	.37	.27
Net charge-offs to average loans (for the three months ended) (d)	.24	.15	(.32)
Allowance for loan and lease losses to loans	1.21	1.21	1.27
Allowance for loan and lease losses to nonperforming loans	294	328	476

(a)	This summary also serves as a reconciliation of total earnings for all business segments to total consolidated net income. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	Estimated for June 30, 2006.
(c)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).
(d)	This ratio for the three months ended June 30, 2005 reflects the impact of a $53 million loan recovery during that quarter. Excluding the impact of this recovery, the ratio of net charge-offs to average loans for the second quarter of 2005 would have been .13%.